Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-183230) of Monmouth Real Estate Investment Corporation of our reports dated December 10, 2013 with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting, which reports appear in the Monmouth Real Estate Investment Corporation’s Annual Report on Form 10-K for the year ended September 30, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies

a division of O’Connor Davies, LLP

New York, New York

June 13, 2014

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